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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Coin Merchandising, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-98888 and 333-33106) on Form S-8 of American Coin Merchandising, Inc. of our report dated February 19, 2001, relating to the consolidated balance sheets of American Coin Merchandising, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of American Coin Merchandising, Inc.



                                        /s/ KPMG LLP
                                        KPMG LLP


Boulder, Colorado
March 19, 2001